Exhibit 99.1

STEC Announces That CFO Dan Moses Will Retire After a Successor is Hired; Moses To Remain on the Company’s Board of Directors

SANTA ANA, Calif., August 21, 2008 — STEC, Inc. (Nasdaq: STEC) announced today that Dan Moses, STEC’s Chief Financial Officer and Executive Vice President, plans to retire upon the conclusion of a search for his successor and the completion of an orderly-transition process. Mr. Moses, who joined STEC shortly after its inception in 1992, has elected to retire after a successful career at STEC.

“Dan has been a tremendous asset to STEC throughout the years,” said Manouch Moshayedi, STEC’s Chairman and CEO. “I thank Dan for his unwavering dedication and substantial contributions to STEC and wish him well in his retirement. We have begun a search for a new CFO, and we are pleased that Dan will continue in his position until a new CFO is hired and will play an active role in our selection process. After hiring a new CFO, Dan will remain with the Company through the transition period. He will remain a member of our Company’s Board of Directors after his retirement.”

“It has been a privilege to work at STEC for the past 16 years and help the Company establish a leadership position in the high-performance memory and solid-state storage markets,” said Dan Moses. “I am proud of the highly-capable team we have built. Their dedication and support have served me well and I am very pleased that the Company has developed a strong financial foundation and has maintained a solid balance sheet throughout my tenure. I am also committed to ensuring a smooth transition of my responsibilities, and am looking forward to continuing to contribute to the Company through my on-going role on the Board of Directors.”

About STEC, Inc. (Nasdaq:STEC)

STEC, Inc. designs, develops, manufactures and markets custom memory solutions based on Flash memory and DRAM technologies. For information about STEC and to subscribe to the Company’s “Email Alert” service, please visit our web site at www.stec-inc.com, click “About STEC,” click “Investor Relations” and then “Email Alert.”

The STEC, Inc. logo is available at:

http://www.primenewswire.com/newsroom/prs/?pkgid=1079

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This release contains forward-looking statements that involve risks and uncertainties, including, but not limited to, statements concerning: the retirement of Dan Moses, the search for a new CFO, Mr. Moses’ remaining with the Company during a transition period and Mr. Moses’ continuing his role on the Board of Directors. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. Important factors which could cause actual results to differ materially from those expressed or implied in the forward-looking statements are detailed under “Risk Factors” in filings with the Securities and Exchange Commission made from time to time by the

Company, including its Annual Report on Form 10-K, its quarterly reports on Form 10-Q, and its current reports on Form 8-K. The information contained in this press release is a statement of STEC’s present intention, belief or expectation. STEC may change its intention, belief or expectation, at any time and without notice, based upon any changes in such factors, in STEC’s assumptions or otherwise. STEC undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

Contact

Investor and Financial Media Contact:

Mitch Gellman, Vice President of Investor Relations

949.260.8328

Cell: 949.232.5080

ir@stec-inc.com

Press and Media Relations

Elaine Marshall

(949) 466-6303

emarshall@stec-inc.com